Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF GOLDEN MINERALS COMPANY

a Delaware corporation

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Pursuant to Section 242

of the Delaware General Corporation Law

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Golden Minerals Company, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.	The name of the corporation is Golden Minerals Company. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 6, 2009. The corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State on March 24, 2009. The Amended and Restated Certificate of Incorporation was amended on September 2, 2011, May 19, 2016, June 15, 2021 and May 30, 2023.

2.	Upon the Effective Time, ARTICLE IV, Section 4.1(a) is hereby amended to read in its entirety as follows:

(a) The total number of shares of common stock, par value $0.01 per share (“Common Stock”), that the Company is authorized to issue is 100,000,000.

3.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the 10th day of May, 2024.

Golden Minerals Company,
a Delaware corporation

/s/ Julie Z. Weedman
By: Julie Z. Weedman
Its: Senior Vice President and Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 03:41 PM 05/13/2024 FILED 03:41 PM 05/13/2024 SR 20242075297 -File Number 4651724